Exhibit 99.2

Terms of Definitive Purchase Agreement

Seller	Illbruck GmbH, a limited liability company organized under the laws of Germany (“Seller”)

Purchasers	• Tremco Germany GmbH, an indirect, wholly owned subsidiary of RPM International Inc. (the “Company”); and • RPOW U.K. Limited, an indirect, wholly owned subsidiary of the Company

Date of Agreement	July 22, 2005

Shares to be Purchased	• All outstanding shares of Illbruck
Bau-Technik GmbH, a limited liability company organized
under the laws of Germany, and its subsidiaries; and
 • All outstanding shares of Illbruck
Holdings Limited, a limited liability company organized
under the laws of England and Wales, and its
subsidiaries

Guarantor for Purchasers	The Company has guaranteed the obligations of Tremco Germany GmbH and RPOW U.K. Limited under the agreement.

Purchase Price	Cash in an aggregate amount of less than one times sales

Non-Competition Agreements	Seller’s owners, Sabina and Michael Illbruck, have agreed to enter into non-competition agreements.

Representations and Warranties	Seller has made customary representations and warranties and covenants.

Conditions	The closing is subject to customary conditions including appropriate European government approvals.

Timing	The parties currently anticipate that the acquisition
will close in August or September 2005. If the closing
has not occurred within five months of the date of
signing, either party may terminate the agreement.